Exhibit (j)




We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 2, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002 Annual Report to shareholders of Perritt MicroCap Opportunities Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Public Accountants" in the Statement of Additional Information.

/s/ Altschuler, Melvoin and Glassser LLP

ALTSCHULER, MELVOIN AND GLASSER LLP
Chicago, Illinois
February 26, 2003